EXHIBIT 4.9
                                                                     -----------

                           CERTIFICATE OF DESIGNATIONS
                RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS
                      OF 8% SERIES C CUMULATIVE CONVERTIBLE
                        PREFERRED STOCK BY RESOLUTION OF
                            THE BOARD OF DIRECTORS OF
                            EXECUTIVE TELECARD, LTD.

                     PURSUANT TO SECTION 151 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE

                       8% SERIES C CUMULATIVE CONVERTIBLE
                                 PREFERRED STOCK

         I, Christopher J. Vizas, Chairman of the Board of Executive TeleCard, Ltd. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), DO HEREBY CERTIFY that, pursuant to authority conferred upon the Board of Directors by the Restated Certificate of Incorporation, as amended, of the Corporation (the "Certificate of Incorporation"), the Board of Directors, in accordance with the provisions of Section 151 of the DGCL, adopted the following resolution, effective as of October 22, 1998, providing for the creation of the 8% Series C Cumulative Convertible Preferred Stock:

         RESOLVED that, pursuant to Article IV of the Certificate of Incorporation of the Corporation, there be and hereby is authorized and created a series of Cumulative Convertible Preferred Stock consisting of 275 shares having a par value of $.001 per share, which series shall be titled "8% Series C Cumulative Convertible Preferred Stock."

         The designations, rights, preferences, privileges and restrictions of the 8% Series C Cumulative Convertible Preferred Stock shall be made as follows:

         1. Designation and Amount. This series of Preferred Stock shall be designated and known as "8% Series C Cumulative Convertible Preferred Stock" (the "Series C Preferred Stock") and shall consist of 275 shares. The shares of the Series C Preferred Stock may be issued in different series if more than one Closing shall occur. All the series of the Series C Preferred Stock shall have identical rights, preferences, privileges and restrictions as set forth below, except with respect to the date of the Closing, the First Conversion Date and the Conversion Price. The par value of the Series C Preferred Stock shall be $.001 per share. Certain defined terms used herein are defined in paragraph 11 below.

         2. Voting. (a) Except as may be otherwise provided by these terms of the Series C Preferred Stock or by law, the holders of Series C Preferred Stock shall have no voting rights unless dividends payable on the shares of Series C
Preferred Stock are in arrears for six quarterly periods, in which case the holders of Series C Preferred Stock voting separately as a class with the shares of any other Preferred Stock having similar voting rights, will be entitled at the next regular or special meeting of stockholders of the Corporation to elect one director (such voting rights will continue until such time as the dividend arrearage on Series C Preferred Stock has been paid in full). The affirmative vote or consent of holders of at least 66 2/3% of the outstanding shares of Series C Preferred Stock will be required for the issuance of any class or series of stock of the Corporation ranking senior to or pari passu with the shares of Series C Convertible Preferred Stock (other than the Series A Preferred Stock), each par value $.001 per share, authorized as of the date hereof) as to dividends or rights on liquidation, winding up and dissolution.

         (b) Whenever holders of Series C Preferred Stock are required or permitted to take any action by vote as a single class or series, such action may be taken without a meeting by written consent, setting forth the action so taken and signed by the holders of the Series C Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

         3. Dividends. (a) The holders of the Series C Preferred Stock shall be entitled to receive, out of funds legally available therefor, when, as and if declared by the Board of Directors, cumulative annual dividends of 8.0% of the Liquidation Amount (as defined below) per share of Series C Preferred Stock outstanding (the "Accruing Dividends"). Accruing Dividends shall accrue from the Issue Date (whether or not the Corporation has earnings, there are funds legally available therefor or such dividends are declared) and shall be fully cumulative. Accruing Dividends shall be payable quarterly out of assets legally available therefor on March 31, June 30, September 30 and December 31 (each of such dates being hereinafter referred to as a "Dividend Payment Date"), commencing September 30, 2000, when, as and if declared by the Board of Directors.

         (b) On each Dividend Payment Date commencing September 30, 2000, Accruing Dividends, may at the option of the Corporation, be payable (i) in cash, (ii) in kind in additional fully paid nonassessable shares of Series C Preferred Stock (including fractional shares, as necessary) at the rate of .01 share of Series C Preferred Stock for each $1,000 of such dividend not made in cash, or (iii) a combination thereof.

         (c) All shares of Series C Preferred Stock which may be issued as a dividend will thereupon be duly authorized, validly issued, fully paid and nonassessable.

         (d) The record date for the payment of Accruing Dividends shall, unless otherwise altered by the Corporation's Board of Directors, be the fifteenth day of the


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

month immediately preceding the month in which the Dividend Payment Date occurs, but in no event more than sixty (60) days nor less than ten (10) days prior to the Dividend Payment Date

         (e) No dividends shall be granted on any Common Stock or Preferred Stock junior to Series C Preferred Stock unless and until all accrued but unpaid dividends with respect to the Series C Preferred Stock have been paid in full.

         4. Liquidation. (a) (i) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holder(s) of each outstanding share of Series C Preferred Stock shall first be entitled, before any distribution or payment is made upon any Junior Stock (as herein defined), to be paid, in the case of each such share, an amount equal to $100,000 per share of Series C Preferred Stock (the "Liquidation Amount"), plus accrued and unpaid dividends thereon (collectively, the "Liquidation Preference"). If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series C Preferred Stock shall be insufficient to permit payment in full to all holders of Series C Preferred Stock of the aggregate Liquidation Preference and the amount of any payment to all holders of any other class or series of Preferred Stock ranking on parity with the Series C Preferred Stock as to liquidation, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series C Preferred Stock and the holders of any other class or series of Preferred Stock ranking on parity with the Series C Preferred Stock as to liquidation, in accordance with the respective amounts payable on liquidation upon the shares of Series C Preferred Stock and such Preferred Stock ranking on parity with the Series C Preferred
Stock as to liquidation. After payment in full to the holders of Series C Preferred Stock of the aggregate Liquidation Preference as aforesaid, holders of the Series C Preferred Stock shall, as such, have no right or claim to any of the remaining assets of the Corporation.

         (ii) Written notice of any such liquidation, dissolution or winding up, stating a payment date and the place where said payments shall be made, shall be given (A) by certified or registered mail, postage prepaid, (B) by a nationally known overnight delivery service or (C) by hand, not less than 45 days prior to the payment date stated therein, to each holder of record of Series C Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

         (b) None of the merger or the consolidation of the Corporation, or the sale, lease or conveyance of all or substantially all of its property and business as an entirety, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph 4, unless such sale, lease, or conveyance shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

         5. Conversion. The holders of shares of Series C Preferred Stock shall have the following conversion rights:

         5A. Right to Convert. Subject to the terms and conditions of this paragraph 5, the holder of any share or shares of Series C Preferred Stock shall have the right at the option of the holder to convert any such share or shares of Series C Preferred Stock, at any time following the 180th day following the relevant Closing (the "First Conversion Date"), into such number of fully paid and nonassessable shares of Common Stock (the "Conversion Rate") as is obtained by (i) multiplying the number of shares of Series C Preferred Stock by the Liquidation Amount and (ii) dividing the result by the initial conversion price equal to the greater of (x) 90% of the average of the last reported sales price of the Common Stock on Nasdaq for the ten trading days prior to the First Conversion Date, provided, however, that the Conversion Price shall for the purposes of this clause (x) neither be less than $4 nor greater than $6 per share, and (y) the last reported sales price of the Common Stock on Nasdaq on the trading day prior to the relevant Closing (such conversion price, as it may have last been adjusted pursuant to the terms hereof, is referred to herein as the "Conversion Price").

         Upon any Change of Control, however, each holder of Series C Preferred Stock shall, in the event that the last reported sale price of the Common Stock on Nasdaq on the date immediately preceding the date of the Change of Control (the "Market Price") is less than the Conversion Price, have a one time right to convert such holder's shares of Series C Preferred Stock into shares of the Common Stock at a conversion price equal to the Market Price. In lieu of issuing the shares of Common Stock issuable upon conversion in the event of a Change of Control, the Corporation may, at its option, make a cash payment equal to the number of shares of Common Stock to be converted multiplied by the Market Price.

         Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series C Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares to be so converted, duly endorsed to the Corporation or in blank, to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series C Preferred Stock) at any time during its usual business hours on the date or dates set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued; provided, however, that the Corporation shall not be obligated to issue certificates for shares of Common Stock in any name other than the name or names set forth on the certificates for the shares of Series C Preferred Stock being converted unless all requirements for transfer of Series C Preferred Stock have been complied with. Conversion shall be effective upon receipt by the Corporation of the notice and the share certificate or certificates contemplated by the preceding sentence; provided, that the holder may, but shall not be required to deliver such notice and such certificate or certificates on the same date.

         In case of (i) the redemption of any shares of Series C Preferred Stock pursuant to paragraph 6, such right of conversion shall cease and terminate, as to the shares to be redeemed, at the close of business on the second business day preceding the date fixed for such redemption, unless the Corporation shall thereafter default in the payment of the Redemption Price for the shares to be so redeemed or (ii) any liquidation of the Corporation, such right shall cease and terminate at the close of business on the business day preceding the date fixed for payment of the amount to be distributed to the holders of the Series C Preferred Stock pursuant to paragraph 4.

         The number of shares into which the Series C Preferred Stock is convertible will be determined without giving effect to any Accruing Dividends on the Series C Preferred Stock, no consideration will be payable in respect of any Accrued Dividends that may exist with respect to any Series C Preferred Stock that the holder elects to convert into Common Stock and the exercise by a holder of Series C Preferred Stock into Common Stock shall constitute a waiver in all respects of any and all rights that the holder may have to such Accruing Dividends.

         Common Stock issued upon conversion will include rights to purchase Series A Participating Preferred Stock of the Company (the "Rights") in accordance with the terms of the Corporation's Rights Agreement, if such conversion occurs prior to the distribution of such Rights or the redemption or expiration thereof.

         5B. Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in subparagraph 5A and surrender of the certificate or certificates for the share or shares of Series C Preferred Stock to be converted, the Corporation shall issue and deliver or cause to be issued and delivered, to such holder of Series C Preferred Stock or to such holder's nominee or nominees, registered in such name or names as such holder may direct, a certificate or certificates for the number of shares of Common
Stock, including, subject to subparagraph 5C below, fractional shares, as necessary, issuable upon the conversion of such share or shares of Series C Preferred Stock. Such conversion shall be deemed to have been effected as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares of Series C Preferred Stock to be so converted shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series C Preferred Stock shall cease, and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

         5C. Fractional Shares; Partial Conversion. In the event that the computation pursuant to subparagraph 5A of the number of shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock results in any fractional share of Common Stock, the Corporation may, at its option, issue fractional shares or scrip representing fractional shares of Common Stock or pay in cash the value of such fractional shares of Common Stock upon such conversion, which for this purpose shall be deemed to equal the last reported sales price of the Common Stock prior to the First Conversion Date. In case the number of shares of Series C Preferred Stock represented by the certificate or certificates surrendered pursuant to subparagraph 5A exceeds the number of shares converted, the Corporation shall, upon such conversion, issue and deliver to the holder of the Certificate or Certificates so surrendered, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series C Preferred Stock represented by the certificate or certificates surrendered which are not to be converted, and which new certificate or certificates shall entitle the holder thereof to the rights of the shares of Series C Preferred Stock represented thereby to the same extent as if the
Certificate theretofore covering such unconverted shares had not been surrendered for conversion.

         5D. Adjustment of Price Upon Issuance of Common Stock. Except as provided in subparagraph 5M below or in the case of any Permitted Issuance, if and whenever the Corporation shall issue or sell, or is, in accordance with subparagraphs 5D(1) through 5D(4), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price, forthwith upon such issue or sale, the Conversion Price shall be reduced to the price determined by multiplying the Conversion Price by a fraction (i) the numerator of which shall be equal to the sum of (A) the number of shares of Common Stock outstanding (on a fully diluted basis as provided in subparagraph 5D(5) below) immediately prior to such issue or sale and (B) the number of shares of Common Stock that the consideration, if any, received by the Corporation upon such issuance or sale would have purchased at the Conversion Price divided by the Conversion Price and (ii) the denominator of which shall be equal to the total number of shares of Common Stock outstanding (on a fully diluted basis as provided in subparagraph 5D(5)) immediately after such issue or sale.

         For purposes hereof,  "Permitted  Issuances" means the issue or sale of
(i) shares of Common Stock by the Corporation pursuant to the exercise or conversion, as the case may be, of Convertible Securities outstanding, or issuable under a binding contract existing, immediately prior to the first Closing (as adjusted pursuant to the terms of such securities to give effect to stock dividends or stock splits or a combination of shares in connection with a recapitalization, merger, consolidation or other reorganization occurring after the Closing), and (ii) options to acquire Common Stock by the Corporation pursuant to a resolution of, or a stock option plan approved by a resolution of, the Board of Directors of the Corporation (or the compensation committee thereof) to the Corporation's employees or directors, and (iii) shares of Series B Convertible Preferred Stock of the Corporation which may be designated and issued in connection with the acquisition of IDX International, Inc.

         For purposes of this subparagraph 5D, the following subparagraphs 5D(1) to 5D(5) shall also be applicable:

         5D(1). Issuance of Rights or Options. Except in the event of any Permitted Issuance, in case at any time the Corporation shall in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable (with or without further consideration) for Common Stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities"), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale by the Corporation of all such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of all such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price, then the total maximum number of shares of Common Stock issuable upon the exercise of all such Options or upon conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options and thereafter shall be deemed to be outstanding when computing the Conversion Price. Except as otherwise provided in subparagraph 5D(3), no adjustment of the Conversion Price shall be made upon the actual issue of Common Stock or Convertible Securities upon exercise of such Options or upon the actual issue of Common Stock upon conversion or exchange of such Convertible Securities.

         5D(2). Issuance of Convertible Securities. Except in the event of any Permitted Issuance, in case at any time the Corporation shall in any manner issue (whether directly or upon assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as


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



consideration for the issue or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding when computing the Conversion Price; provided, that (A) except as otherwise provided in subparagraph 5D(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (B) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this subparagraph 5D, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

         5D(3). Change in Option Price or Conversion Rate. If (i) the exercise price provided for in any Option referred to in subparagraph 5D(1), (ii) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph 5D(1) or 5D(2), (iii) the additional consideration, if any, payable upon the issuance of any Convertible Securities issuable upon the exercise of any Options referred to in subparagraph 5D(1), (iv) the number of shares of Common Stock issuable upon the exercise of Options referred to in subparagraph 5D(1), or (v) the rate at which Convertible Securities referred to in subparagraph 5D(1) or 5D(2) are convertible into or exchangeable for Common Stock, shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), then upon the happening of such event the Conversion Price shall forthwith be readjusted to the Conversion Price which would have been in effect had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration, number of shares or conversion rate, as the case may be, at the time initially granted, issued or sold. Upon the expiration of any Option referred to in subparagraph 5D(1) or the expiration or termination of any right to convert or exchange Convertible Securities referred to in subparagraphs 5D(1) or (2), the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued;

         5D(4). Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any amounts paid or receivable for accrued interest or accrued dividends and any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration at the time of such issuance or sale as determined in good faith by the Board of Directors of the Corporation, without deduction of any amounts paid or receivable for accrued interest or accrued dividends and any expenses incurred or any underwriting commissions or concessions therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation. If the Board of Directors of the Corporation shall not make any determination, the consideration for the options shall be deemed to be zero.

         5D(5). Treasury Shares: Full Dilution. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this subparagraph 5D. The number of shares outstanding at any given time shall include, in addition to shares of Common Stock then issued and outstanding, all shares of Common Stock issuable upon the exercise of all Options or Convertible Securities outstanding.

         5E. Subdivision or Combination of Common Stock or Series C Preferred Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price shall be proportionately increased. Any dividend or other distribution made upon any capital stock of the Corporation payable in Common Stock or in any security convertible into or exercisable for Common Stock (other than the Series C Preferred Stock) without or for de minimus consideration shall be deemed to be a subdivision for purposes of this subparagraph 5E. In the event of a subdivision or combination of the Series C Preferred Stock, the Liquidation Amount shall be proportionately reduced or increased, as the case may be.

         5F. Reorganization. Reclassification. Merger or Distribution. If any of the following shall occur: (i) any distribution on the capital stock of the Corporation or capital reorganization or reclassification of such capital stock which is effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, evidence of indebtedness or other assets (other than cash dividends out of current or retained  earnings)  with respect to or in exchange for Common Stock,
(ii) any consolidation or merger to which the Corporation is a party other than a merger in which the Corporation is the continuing corporation and which does not result in any reclassification of, or change (other than a change in name, or par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, the outstanding shares of Common Stock, or (iii) any sale or conveyance of all or substantially all of the property or business of the Corporation as an entirety, then, as a condition of such distribution, reorganization, classification, consolidation, merger, sale or conveyance, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series C Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series C Preferred Stock, such shares of stock, securities, evidence of indebtedness or assets as may be issued or payable in such transaction with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such distribution, reorganization, reclassification, consolidation, merger, sale or conveyance not already taken place, and in such case appropriate provisions shall be made with respect to the right and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustment of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities, evidence of indebtedness or assets thereafter deliverable upon the exercise of such conversion rights. Anything herein to the contrary notwithstanding, if the provisions of this subparagraph 5F shall be deemed to apply to any distribution, reorganization, reclassification, consolidation, merger, sale or conveyance in respect of the Corporation or its capital stock, no duplicative adjustments shall be made to the Conversion Price pursuant to subparagraph 5D or 5E upon the occurrence of such distribution, reorganization, reclassification, consolidation, merger, sale or conveyance.

         5G. Notice of Adjustment. Upon any adjustment of the Conversion Price, then and in each such case the Corporation shall give written notice thereof,
(i) by certified or registered mail, postage prepaid, (ii) by a nationally known overnight delivery service or (iii) delivered by hand, addressed to each holder of shares of Series C Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

         5H. Other Notices. In case at any time:

                  (i) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

                  (ii) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                  (iii) there shall be any distribution (other than a cash dividend) on the capital stock of the Corporation or capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities; or

                  (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give (A) by certified or registered mail, return receipt requested, postage prepaid, (B) by a nationally known overnight delivery service or (C) delivered by hand, addressed to each holder of any shares of Series C Preferred Stock at the address of such holder as shown on the books of the Corporation at least 30 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and the date when the same shall take place. Such notice in accordance with the foregoing sentence shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

         5I. Stock to be Reserved. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of issuance upon the conversion of Series C Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series C Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be required to assure that the par value per share of the Common Stock is at all times equal to or less than the lowest Conversion Price in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series C Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Certificate of Incorporation.

         5J. Reissuance of Preferred Stock. Shares of Series C Preferred Stock which are converted into shares of Common Stock as provided herein shall resume the status of authorized and unissued shares of Preferred Stock without designation as to series or class until shares are once more designated as part of a particular series or class by the Board of Directors of the Corporation.

         5K. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series C Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof; provided. that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series C Preferred Stock which is being converted.

         5L. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series C Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series C Preferred Stock in any manner which interferes with the timely conversion of such Series C Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

         5M. Limitations on Adjustments. Anything herein to the contrary notwithstanding, no adjustment in the Conversion Price shall be required unless such adjustment, either by itself or with other adjustments not previously made, would require a change of at least $0.01 (one cent) in such Conversion Price; provided, that any adjustment which by reason of this subparagraph 5M is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations of shares of Common Stock or Series C Preferred Stock under this paragraph 5 shall be rounded to the nearest three decimal points.

         6. Redemption. The shares of Series C Preferred Stock shall be subject to redemption, at the option of the Corporation, as follows:

         6A. Optional Redemption. The shares of Series C Preferred Stock may not be redeemed prior to two years from the Issue Date. On or after the second anniversary of the Issue Date, the shares of the Series C Preferred Stock may be redeemed, in whole or in part, at the option of the Corporation, (i) in cash,
(ii) by delivery of such number of fully paid shares of Common Stock, valued at the average of the last reported sales price of the Common Stock on Nasdaq for ten trading days before the Redemption Date or (iii) a combination thereof, at the redemption price set forth below:

                  Years After                  Percentage of Liquidation
                  Issue Date                          Preference
                  during Year 3                          105%
                  during Year 4                          104%
                  during Year 5                          103%
                  during Year 6                          102%
                  during Year 7                          101%
                  Year 8 and beyond                      100%

         6B. Redemption Mechanics. The Corporation shall give a redemption notice (the "Redemption Notice") not less than thirty (30) and not more than sixty (60) days prior to the Redemption Date (i) by certified mail, postage prepaid, (ii) by a nationally known overnight delivery service or (iii) delivered by hand, addressed to each holder of record of shares of Series C Preferred Stock, notifying such holder of the redemption and specifying the Redemption Price applicable to the Series C Preferred Stock, the Redemption Date and the place where said Redemption Price shall be payable. The Redemption Notice shall be addressed to each holder at his address as shown by the records of the Corporation. Except as provided in paragraph 8 below, on or after the Redemption Date fixed in such Redemption Notice, each holder of shares of Series C Preferred Stock to be so redeemed shall present and surrender the certificate or certificates for such shares to the Corporation at the place designated in said notice and thereupon the Redemption Price of such shares shall be paid to, or to the order of, the Person whose name appears on such certificate or certificates as the owner thereof. From and after the close of business on the Redemption Date, unless (i) there shall have been a default in the payment of the Redemption Price upon surrender of a certificate or certificates representing shares of Series C Preferred Stock to be redeemed or (ii) the provisions of paragraph 8 below shall be applicable, all rights of holders of shares of Series C Preferred Stock subject to redemption on the Redemption Date (except the right to receive the Redemption Price upon surrender of a certificate or certificates representing shares of Series C Preferred Stock to be redeemed, but without interest) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

         7. Certain Approvals. The Corporation acknowledges that as a prerequisite to the conversion of Series C Preferred Stock as contemplated hereby it may be necessary for a holder of Series C Preferred Stock to comply with the filing and notice requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the filing fee for which shall be paid by the Corporation; provided, that all reasonable efforts shall be made by the holders of Series C Preferred Stock to require only one such filing), the requirements of any exchange or market on which the Common Stock may be listed (including, without limitation, the requirement of shareholder approval prior to the issuance of Common Stock upon conversion) or other laws, rules or regulations applicable to such conversion. The Corporation will, at its expense, fully cooperate with the holders of Series C Preferred Stock and use its best efforts to cause any such prerequisite to be met. In the event such prerequisite has not been met on the applicable conversion date, then such date shall, as to such holder of Series C Preferred Stock, be extended until such prerequisite is met, and during such time Accruing Dividends shall continue to accrue as contemplated by paragraph 3 above and such shares of Series C Preferred Stock shall remain outstanding and be entitled to all rights and preferences provided herein; provided, however, that if such prerequisite has not been met by the end of the six months following the Redemption Date at which time the Series C Preferred Stock may be redeemed at the Redemption Price, if applicable, then in effect in any manner in accordance with applicable law, rule or regulation and the provisions of paragraph 6 above.

         8. Registration. The holders of Series C Preferred Stock shall be entitled to the benefit of the Registration Rights Agreement to be entered into between each holder and the Corporation at each Closing.

         9. Warrant. In the event the Corporation does not achieve for the four calendar quarters beginning July 1, 1999 an aggregate amount of gross revenues in excess of 150% of the aggregate amount of gross revenues achieved by the Corporation in the four calendar quarters ended June 30, 1998 as reported in the Corporation's publicly filed financial statements, the Corporation will issue, for no additional consideration, to the holders of outstanding Series C Preferred Stock, a warrant (the "Warrant") to purchase 5,000 shares of Common Stock for each share of Series C Preferred Stock of which the holder is the record owner as of June 30, 2000, appropriately adjusted for stock splits, stock dividends and reclassifications as therein provided. The Warrants will have an exercise price of $0.01 per share and shall be issuable and exercisable only insofar as the last reported sales price of the Common Stock on Nasdaq has not exceeded for 20 consecutive trading days or is not trading June 30, 2000 at a price per share equal to 125% of the Conversion Price. The form of Warrant will be as attached hereto as Annex A.

         10. Information Rights. Each holder of Series C Preferred Stock will be entitled to copies of all material provided to holders of Common Stock and copies of all filings made with the Securities and Exchange Commission pursuant to rules and regulations thereof upon request by such holder.

         11. Definitions.

         (a) "Affiliate" of a Person shall mean someone that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

         (b) "Board of Directors" shall mean the Board of Directors of the Corporation.

         (c) "Change of Control" shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof; (ii) the approval by the holders of the capital stock of the Corporation of any plan or proposal for the liquidation or dissolution of the Corporation; (iii) any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50.0% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Corporation; or (iv) the replacement of a majority of the Board of Directors of the Corporation over a two-year period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Corporation then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

         (d) "Closing" shall mean the date of closing of a purchase and sale of shares of Series C Preferred Stock, which may occur on one or more dates.

         (e) "Common Stock" shall mean the common stock, $.001 par value, of the Corporation.

         (f) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

         (g) "Issue Date" shall mean the date of original issuance of any share of Series C Preferred Stock.

         (h) "Junior Stock" shall mean any class or series of capital stock of the Corporation other than Series A Convertible Preferred Stock of the Corporation which may be issued which, at the time of issuance, is not declared to be on a parity with or senior to the Series C Preferred Stock as to dividends and rights upon liquidation and which has received the consent required by
Section 2(a) hereto.

         (i) "Nasdaq" shall mean the Nasdaq Stock Market.

         (j) "Person" shall mean an individual, corporation, trust partnership, limited liability company, joint venture, unincorporated organization, government agency or any agency or political subdivision thereof, or other entity.

         (k) "Preferred Stock" shall mean any class or series of preferred stock of the Corporation.

         (l) "Redemption Date" shall mean the date fixed for redemption of Series C Preferred Stock at any time two years from the Issue Date.

         (m) "Registration Rights Agreement" shall mean the Registration Rights Agreement dated the date of the Closing entered into between each holder of the shares of Series C Preferred Stock and the Corporation.

         IN WITNESS WHEREOF, the undersigned has hereunto signed his name and affirms that the statements made herein are true under the penalties of perjury this _____ day of _______________, 1998.



                                         ---------------------------------------
                                         Christopher J. Vizas
                                         Chairman of the Board and President

[SEAL]


ATTEST:




-----------------------------------
W.P. Colin Smith
Secretary